Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096
Media Contact: Rob Zeiger
305-539-6012
rzeiger@rccl.com

Investor Contact: Laura J. Hodges
305-982-2625
lhodges@rccl.com

For Immediate Release

LONGTIME ROYAL CARIBBEAN BOARD MEMBER TO LEAVE BOARD
Bernard Aronson, Royal Caribbean’s longest serving outside director, to leave Board at the end of his term

MIAMI, April 1, 2015 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) announced today that Bernard Aronson, a director of Royal Caribbean Cruises Ltd. since 1993, has decided not to stand for re-election at the company’s upcoming Annual Shareholders Meeting in May, citing the time commitments required of his new responsibilities.  In February 2015, Aronson was named by President Obama as U.S. Special Envoy to the Colombian Peace Process.

"Serving on the Royal Caribbean board has been a privilege and a joy,” said Aronson.  “The culture of a company is its most valuable asset, and I know that the culture of excellence, service and ‘wow’ that Royal Caribbean embodies will continue under the board’s leadership.”

Aronson is Royal Caribbean’s longest-serving outside director, and is a member of the Compensation Committee. He also serves as the Founding Partner of ACON Investments, LLC.  From 1989 to 1993, Aronson served as Assistant Secretary of State for Inter-American Affairs

“Bernie has been an invaluable member of the board, and has a tremendous understanding of our company," said Richard D. Fain, Chairman and CEO, Royal Caribbean Cruises Ltd. “I want to thank him for the significant contributions he has made over the past 20 years. His advice and guidance will be missed and I wish him success in his new government assignment."

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture. Together, these six brands operate a combined total of 42 ships with an additional seven under construction contracts, and two on firm order. They operate diverse itineraries around the world that call on approximately 480 destinations on all seven continents. Additional information can be found on www.RCLcorporate.com or www.rclinvestor.com.

# # #